SEC FILE NUMBER: 33-27230
                                                     CUSIP NUMBER:


                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 FORM 12b-25

                         NOTIFICATION OF LATE FILING

(Check One):  [ ]Form 10-K and Form 10-KSB  [ ]Form 11-K    [ ]Form 20-F
              [ ]Form 10-Q and [X]Form 10-QSB [ ]Form N-SAR


      For Period Ended: September 30, 2000
      [  ] Transition Report on Form 10-KSB
      [  ] Transition Report on Form 20-F
      [  ] Transition Report on Form 11-K
      [  ] Transition Report on Form 10-Q
      [  ] Transition Report on Form N-SAR
      For the Transition Period Ended: ________________


      Read Attached Instruction Sheet Before Preparing Form. Please Print or Type. Nothing in this form shall be construed to imply that the Commission has verified any information contained herein. If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:



PART I - REGISTRANT INFORMATION

  FOUNTAIN COLONY VENTURES, INC.
 __________________________________________________________________________
  Full Name of Registrant

___________________________________________________________________________
  Former Name if Applicable

  27 Hyakunin-cho, Higashi-ku
___________________________________________________________________________
  Address of Principal Executive Office (Street and Number)

  Nagoya, Aichi Prefecture, Japan
____________________________________________________________________________
  City, State and Zip Code

PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)



   (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;



[x](b) The subject annual report, semi-annual report; transition report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

   (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 10-KSB, 11-K, 20-F, 10-Q, 10-QSB, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach Extra Sheets If Needed)

As of November 14, 2000, Fountain Colony Ventures, Inc. ("Fountain Colony") has not yet completed the audit of its financial statements for the fiscal
year ended June 30, 2000.   Once that audit is completed, Fountain Colony will
then complete its quarterly financial statements for the three month period
ended September 30, 2000.   Fountain Colony estimates that the audit will be
complete and the report will be filed sometime in November or December 2000.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

        Robert N. Wilkinson             (801)           533-9645
        _______________________         _________       _________________
          (Name)                        (Area Code)     (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such reports)
        been filed?  If answer is no, identify report(s).   [x] Yes   [ ] No


(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject
        report or portion thereof?     [ ] Yes   [x] No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                        Fountain Colony Ventures, Inc.
             ----------------------------------------------------
                 (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.



Date       November 11, 2000          By     /s/ Katumori Hayashi
         _____________________             ________________________________
                                                 Katumori Hayashi, President,
                                                 Chief Executive Officer and
                                                 Chairman of the Board
                                                 of Directors

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                  ATTENTION

Intentional Misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).